Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          May 4, 2011

SKYWEST ANNOUNCES FIRST QUARTER 2011 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $866.0 million for the quarter ended March 31, 2011, compared to $632.2 million for the same period last year.  SkyWest also reported a net loss of $(11.1) million, or $(0.21) per diluted share, for the quarter ended March 31, 2011, compared to $15.0 million of net income, or $0.26 per diluted share, for the same period last year.

On November 12, 2010, SkyWest completed the acquisition of ExpressJet Holdings, Inc. (“ExpressJet”) for a total cash purchase price of $136.5 million, which includes the value of the shares previously owned by Atlantic Southeast Airlines, Inc. (“Atlantic Southeast”), SkyWest’s wholly owned subsidiary. As a result of the acquisition, ExpressJet became a wholly-owned subsidiary of Atlantic Southeast and SkyWest’s consolidated operations and financial results for periods subsequent to the acquisition reflect the addition of 244 regional jet aircraft operated by ExpressJet Airlines, Inc. (“ExpressJet Airlines”) the primary operating entity of ExpressJet.

Net Loss Summary

During the quarter ended March 31, 2011, SkyWest recorded a net loss of $(11.1) million.  SkyWest incurred the net loss principally as the result of several primary factors, including a significant loss of block hour production due to weather-related cancellations that resulted in lost revenue, additional crew costs incurred for training and additional expenses related to both the number of airframe heavy inspections and higher than anticipated amounts for these inspections.  These items are discussed in greater detail below.

Operating Revenue Summary

SkyWest’s operating revenues increased $233.7 million, or 37.0%, during the quarter ended March 31, 2011, compared to the quarter ended March 31, 2010.  The increase in operating revenues was primarily due to the addition of ExpressJet’s operations which generated approximately $211.0 million in additional revenue.  SkyWest Airlines, Inc. (“SkyWest Airlines”) and Atlantic Southeast’s block hours increased 4.1% compared to the quarter ended March 31, 2010, which generated approximately $8.6 million in additional revenue. SkyWest Airlines’ pro-rate revenue increased approximately $10.0 million as a result of a 9.2% increase in the average passenger fare and a 6.9% increase in passengers enplaned compared to the quarter ended March 31, 2010.  SkyWest also experienced a $4.1 million increase in ground handling and other revenues for the quarter ended March 31, 2011, principally due to the ExpressJet acquisition.  In spite of these increases in operating revenues, the severe winter weather storms, in January and February, resulted in 13,500 fewer block hours than expected that resulted in lost revenue of approximately $9.7 million.  In addition, beginning in September 2010, Atlantic Southeast was required to reduce its contract rates, as contemplated by its Delta Connection Agreement, which resulted in a negative impact on revenues of approximately $7.2 million (pretax) for the quarter ended March 31, 2011.

Additionally, under the flying agreements with its major partners, SkyWest is directly reimbursed for certain expenses incurred under such agreements (significant items include fuel and engine maintenance expenses under the Delta Connection agreements) and records those reimbursements as revenue.  Primarily as a result of the ExpressJet acquisition, the total airline operating fleet of SkyWest and its subsidiaries increased to 707 aircraft as of March 31, 2011, from 454 aircraft as of March 31, 2010.

Total Airline Expense Summary

Total airline expenses (consisting of total operating and interest expenses) increased $274.5 million, or 44.9%, during the three months ended March 31, 2011, compared to the three months ended March 31, 2010. The increase in total operating and interest expenses was primarily due to the acquisition of ExpressJet, which generated $226.2 of additional expenses. After excluding expenses for fuel and engine overhaul costs directly reimbursed under SkyWest’s flying contracts, total airline expenses increased $14.1 million, or 2.8%, during the three months ended March 31, 2011, compared to the three months ended March 31, 2010. The remaining increase of $14.1 million in airline expenses was primarily the result of SkyWest incurring expenses of approximately $8.9 million (pretax) related to both the number of airframe heavy inspections and higher than anticipated costs for each inspection.  SkyWest also experienced additional crew costs of approximately $10.6 million (pretax), for the quarter ended March 31, 2011.  These additional crew costs are due to pre-delivery training costs required to operate future growth aircraft and costs associated with relocation of crews to accommodate our major partner schedules.  In addition, as a result of recent increases in jet fuel pricing, for which SkyWest Airlines has exposure on its pro-rate flying, SkyWest Airlines incurred additional fuel costs for its pro-rate flying of approximately $6.1 million (pretax) for the quarter ended March 31, 2011, compared to the quarter end March 31, 2010.  These increased expenses were partially offset by decreases in engine overhaul costs that are passed through to one of its major partners, as well as decreases in several other expense categories, resulting in the net increase of only $14.1 million for the quarter ended March 31, 2011. Management believes that most of the unanticipated expenses are the result of non-recurring events (with the exception of pro-rate fuel expenses) and that the additional costs incurred will be actively managed in order to return to a planned level of expenditures through the remainder of 2011.

Additionally, under United Express agreements for SkyWest Airlines and Atlantic Southeast, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended March 31, 2011, CRJ200 engine expense under these agreements decreased $0.7 million to $14.6 million compared to $15.3 million for the quarter ended March 31, 2010, as a result of decreased engine overhaul expense principally due to the timing of scheduled engine maintenance events.  Additionally, SkyWest was reimbursed approximately $7.0 million under its United Express agreements in each of the periods presented.  The average number of scheduled engine maintenance events will likely continue each quarter of 2011 and into the middle of 2012.

Other Items

During the quarter ended March 31, 2011, SkyWest repurchased 1,226,392 shares of its common stock at a total cost of $19.6 million under stock repurchase programs previously authorized by its Board of Directors. As of March 31, 2011, SkyWest had authorization to repurchase up to an additional 4.5 million shares of its common stock.  Since 2007, SkyWest has repurchased 15.5 million shares of its common stock at a total cost of $296.7 million under stock repurchase programs. SkyWest may continue to repurchase shares of its outstanding common stock under its authorized stock repurchase programs from time to time, as it deems appropriate.

During the quarter ended December 31, 2010, SkyWest entered into an agreement with Horizon Air Industries, Inc. (“Horizon”) to acquire eight CRJ 700 regional jet aircraft. During the quarter ended March 31, 2011, SkyWest took delivery of four of these CRJ700 regional jet aircraft under sublease arrangements with Horizon. All of the aircraft are being operated under its Delta Connection agreements by SkyWest Airlines and Atlantic Southeast.  SkyWest currently anticipates that the remaining four CRJ700 regional jet aircraft will be delivered by June 2011.

During the quarter ended December 31, 2010, SkyWest entered into an agreement with Bombardier Aerospace to acquire four CRJ 700 Next Gen regional jets.  The aircraft are scheduled for delivery in the third and fourth quarters of 2011 and are intended to operate as replacement aircraft for CRJ 200 regional jet aircraft operating under the Delta connection agreement by SkyWest Airlines.

Subsequent to the end of the quarter ended March 31, 2011, SkyWest Airlines entered into a capacity purchase agreement with Alaska Airlines, Inc., (“Alaska”) to operate five CRJ700 regional jet aircraft. The term of the agreement is seven years and SkyWest Airlines is reimbursed under a methodology similar to its existing capacity purchase agreements with other major partners.  SkyWest currently anticipates that flying for Alaska under this agreement will begin in May 2011 and SkyWest Airlines will enter into sublease arrangements for the five aircraft with Horizon.

At March 31, 2011, SkyWest had approximately $706.9 million in cash and marketable securities, compared to approximately $804.9 million as of December 31, 2010. The reduction in cash and marketable securities during the quarter ended March 31, 2011 was primarily related to increases in its prepaid aircraft lease amounts and changes in its other working capital accounts of approximately $53.0 million.  SkyWest also paid $13.2 million in deposits on its new aircraft order and $19.6 million in authorized share repurchases.  SkyWest’s long-term debt was $1.71 billion as of March 31, 2011, compared to $1.74 billion as of March 31, 2010.  The decrease in long-term debt was due to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 6.2% discount rate, the present value of these lease obligations was approximately $1.98 billion as of March 31, 2011.

At March 31, 2011, SkyWest’s fleet totaled 707 aircraft, consisting of 661 regional jets (241 assigned to Delta, 416 assigned to United and Continental, four assigned to AirTran Airways, Inc. (“AirTran”)), and 46 EMB-120 turbo prop aircraft (36 assigned to United and 10 assigned to Delta).

SkyWest Airlines and Atlantic Southeast have previously filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest Airlines and Atlantic Southeast in connection with certain irregular operations (“IROP”) under their Delta Connection Agreements. As of March 31, 2011, SkyWest had recognized a cumulative total of $31.7 million of revenue associated with this matter for which Delta has withheld payment. SkyWest Airlines and Atlantic Southeast are vigorously pursuing their claims for such amounts to the extent permitted under various motions between the parties and the matter is ongoing. SkyWest Airlines and Atlantic Southeast continue to vigorously pursue their claims set forth in the Complaint pending in the Georgia State Court of Fulton County.

SkyWest is the holding company for three scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations include SkyWest Airlines also based in St. George, Utah, Atlantic Southeast based in Atlanta, Georgia and recently acquired ExpressJet Airlines based in Houston, Texas.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  SkyWest Airlines also operates flights for AirTran under a marketing agreement.  Atlantic Southeast operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. ExpressJet Airlines operates as Continental Express and United Express under contractual agreements with Continental Airlines, Inc. and United and is a wholly-owned subsidiary of Atlantic Southeast.  System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,850 daily departures and a fleet of approximately 707 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the risk that the operations of Atlantic Southeast and ExpressJet will not be integrated successfully or at all; the ability of the combined company to realize potential synergies and other anticipated financial impacts of the acquisition of ExpressJet; future financial and operating results of the combined company if, integrated, may not meet SkyWest’s forecasts; the timing of the proposed integration, if achieved, may be delayed.

Actual operational and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, among those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet and their major partners regarding their contractual relationships; the financial stability of those major partners regarding any impact on the contracts that SkyWest, SkyWest Airlines, Atlantic Southeast or ExpressJet operates under in their behalf; the resolution of current litigation with a major airline partner of SkyWest Airlines and Atlantic Southeast; variations in market and economic conditions; unanticipated maintenance, personnel or other operating expenses, or expenses incurred as result of unanticipated actions taken by SkyWest’s major airline partners; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2010, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
OPERATING REVENUES:
Passenger	$844,476	$623,112
Ground handling and other	21,475	9,131
Total operating revenues	865,951	632,243
OPERATING EXPENSES:
Aircraft fuel	126 ,740	73,514
Salaries, wages and benefits	286,148	178,563
Aircraft maintenance, materials and repairs	163,174	106,755
Aircraft rentals	86,422	76,459
Depreciation and amortization	63,193	58,146
Station rentals and landing fees	42,626	28,885
Ground handling services	36,853	29,444
Other, net	59,537	38,056
Acquisition related costs	1,031	—
Total operating expenses	865,724	589,822
OPERATING INCOME	227	42,421
OTHER INCOME (EXPENSE):
Interest income	1,966	3,970
Interest expense	(20,220)	(21,585)
Other, net	(506)	(255)
Total other (expense), net	(18,760)	(17,870)
(LOSS)/INCOME BEFORE INCOME TAXES	(18,533)	24,551
(BENFIT)/PROVISION FOR INCOME TAXES	(7,470)	9,537
NET (LOSS)/INCOME	$(11,063)	$15,014
BASIC (LOSS)/EARNINGS PER SHARE	$(0.21)	$0.27
DILUTED (LOSS)/EARNINGS PER SHARE	$(0.21)	$0.26

Weighted average common shares:
Basic	53,844	55,855
Diluted	53,844	56,864

Unaudited Operating Highlights

	Three Months Ended March 31,
Operating Highlights	2011	2010	% Change

Passengers carried	12,557,060	8,717,803	44.0
Revenue passenger miles (000)	6,448,156	4,348,176	48.3
Available seat miles (000)	8,607,004	5,640,970	52.6
Passenger load factor	74.9%	77.1%	(2.2	) pts
Passenger breakeven load factor	76.6%	74.6%	2.0	pts
Yield per revenue passenger mile	$0.131	$0.143	(8.4)
Revenue per available seat mile	$0.101	$0.112	(9.8)
Cost per available seat mile	$0.103	$0.108	(4.6)
Fuel cost per available seat mile	$0.015	$0.013	15.4
Average passenger trip length	514	499	3.0
Block hours	539,910	344,153	56.9
Departures	332,375	222,240	49.6